Exhibit 99.1

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Courtney Self
Targeted Genetics
206.521.7392

TARGETED GENETICS BEGINS RHEUMATOID ARTHRITIS
CLINICAL TRIAL

- New Approach to Protein Delivery Directly Targets Painful Joints -

Seattle, WA – March 17, 2004 – Targeted Genetics (Nasdaq: TGEN) today announced the initiation of a Phase I clinical trial of its product candidate, tgAAC94, in patients with rheumatoid arthritis (RA). tgAAC94 represents a localized, gene-based approach to delivering a soluble TNF-# receptor protein. The product candidate is designed to treat RA patients who either continue to suffer from symptoms of disease in one or more affected joints despite successful systemic therapy, or suffer from only a few problematic joints and are not considered candidates for receiving systemic anti-TNF therapy.

tgAAC94 utilizes the Company’s recombinant adeno-associated vector (rAAV) technology platform to deliver the DNA sequence encoding a potent inhibitor of TNF-#, known as TNFR:Fc, to cells within arthritic joints. The TNF-# inhibitor is synthesized by the patients’ own joint cells to reduce inflammation associated with disease. AAV is a naturally occurring virus that is not associated with any disease in humans.

“Rheumatoid arthritis is a devastating disease that results in painful swelling, loss of mobility and destruction of joint tissue over time. While new treatments have proven to be successful, we estimate that 25 to 40 percent of patients currently treated for RA continue to suffer from pain and swelling in one or more joints,” said Philip Mease, M.D., Chief, Rheumatology Clinical Research Division of Swedish Hospital Medical Center, Head of Seattle Rheumatology Associates, and a lead investigator in this clinical trial. “Along with other advances in therapy, delivery of tgAAC94 directly into affected joints may hold the potential to address an ongoing challenge in the treatment of RA. “

In this study, tgAAC94 is delivered via injection directly into affected joints of patients with RA. Participants will be monitored primarily for safety. Secondary endpoints include monitoring patients for symptoms of disease, such as swelling and tenderness in injected joints. The Phase I, double blind, placebo-controlled clinical trial is being conducted in the U.S. and Canada, and will ultimately enroll up to 32 patients. Dr. Mease and Dr. Edward Keystone, Professor of Medicine, University of Toronto, are the lead investigators in the trial.

In preclinical studies, rAAV-TNFR:Fc was delivered to the joints of rats with experimentally induced RA. Data from these studies demonstrated that a single injection of rAAV-TNFR:Fc vector into the ankles of arthritic rats resulted in a significant reduction in ankle and hind paw swelling as measured by arthritis index scores. Data also suggested that animals treated in a single joint experienced a reduction in swelling in both the treated joint as well as the untreated joint. This was observed without significantly elevated levels of circulating TNFR:Fc protein. Preclinical evaluation of safety showed that rAAV-TNFR:Fc was safe and well tolerated.

“The advancement of Targeted Genetics’ inflammatory arthritis program into the clinic represents a significant corporate milestone,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We believe that a gene delivery approach, in addition to other therapeutics, may ultimately provide a more comprehensive treatment for management of RA.”

About the Phase I Trial

The trial is a multi-center, randomized, double-blind, placebo-controlled, dose escalation study designed to assess safety of intra-articular delivery of tgAAC94. Other secondary parameters assessed are the ability of intra-articular administration of tgAAC94 to reduce pain and swelling in the injected joint and overall disease activity. The amount of local and circulating TNFR:Fc protein also will be measured. Participants will receive a single injection of tgAAC94 or placebo directly into an affected joint and will be followed for 24 weeks following injection.

About Targeted Genetics

Targeted Genetics Corp. (NASDAQ:TGEN; www.targetedgenetics.com) develops gene-based products for preventing and treating acquired and inherited diseases. The Company has three clinical product development programs, targeting cystic fibrosis, AIDS prophylaxis and rheumatoid arthritis. The Company also has a promising pipeline of product candidates focused on hemophilia and cancer and a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy under development by its subsidiary company, CellExSys. For more information about the Company visit its website at www.targetedgenetics.com.

This release contains forward-looking statements regarding our regulatory filings, research programs, clinical trials, product development and potential related to tgAAC94. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the timing, nature and results of our research and our clinical trials, our ability to recruit and enroll suitable trial participants, our ability to obtain and maintain regulatory or institutional approvals, our ability to obtain, maintain and protect ourintellectual property related to tgAAC9, and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Annual Report on Form 10-K for the year ended December 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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